As filed with the U.S. Securities and Exchange Commission on November 29, 2016

Registration No. 333-214012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Old Line Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Maryland	6022	20-0154352
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1525 Pointer Ridge Place

Bowie, Maryland 20716

(301) 430-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Cornelsen

President and Chief Executive Officer

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, Maryland 20716

(301) 430-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Frank C. Bonaventure, Esq.

Ober, Kaler, Grimes & Shriver, a Professional Corporation

100 Light Street

Baltimore, Maryland 21202

(410) 685-1120

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non—accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                          ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)                ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-4 is being filed for the sole purpose of filing additional exhibits to the registration statement.  No other changes have been made to the registration statement.  Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Section 2-418 of the Maryland General Corporation Law establishes provisions that a corporation may (and, unless otherwise provided in the corporation’s charter, if the party to be indemnified is successful on the merits or otherwise, must) indemnify any director or officer made party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding by reason of service in the capacity of a director or officer, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such proceeding, unless it is proved that (a) the act or omission for which the director or officer seeks indemnification was material to the matter giving rise to the action, suit or proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  If the proceeding is a derivative suit in favor of the corporation, indemnification may not be made in any proceeding in which the director or officer is adjudged to be liable to the corporation.  The statute also provides for indemnification of directors and officers by court order.

The Registrant’s Articles of Amendment and Restatement (the “Charter”) provide for indemnification and the advancement of expenses for any person who is serving or has served as a director or officer of the Registrant to the fullest extent permitted under the Maryland General Corporation Law.

The rights of indemnification provided in the Registrant’s Charter are not exclusive of any other rights which may be available under any insurance or other agreement, by resolution of stockholders or disinterested directors or otherwise.

The Registrant maintains officers’ and directors’ liability insurance in the amount of $16 million.

Item 21.  Exhibits

(a) Exhibits.  The following exhibits are filed or furnished herewith or incorporated by reference:

Exhibit No.	Description of Exhibits

3.1(A)	Articles of Amendment and Restatement of Old Line Bancshares, Inc.

3.1.1(D)	Articles of Amendment of Old Line Bancshares, Inc.

3.1.2(D)	Articles of Amendment of Old Line Bancshares, Inc.

3.1.3(E)	Articles of Amendment of Old Line Bancshares, Inc.

3.2(A)	Amended and Restated Bylaws of Old Line Bancshares, Inc.

3.2.1(B)	Amendment to the Amended and Restated Bylaws of Old Line Bancshares, Inc.

3.2.2(C)	Second Amendment to the Amended and Restated Bylaws of Old Line Bancshares, Inc.

4(F)

Indenture dated as of August 15, 2016 by and between Old Line Bancshares, Inc. and U.S. Bank National Association, and Supplemental Indenture dated as of August 15, 2016, by and between Old Line Bancshares, Inc. and U.S. Bank National Association (including form of note) (previously filed).

Exhibit No.	Description of Exhibits
5.1	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation

5.2	Opinion of Barclay Damon LLP

21(A)	Subsidiaries of Registrant

23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in the opinion filed as Exhibit 5.1)

23.2	Consent of Dixon Hughes Goodman LLP (previously filed)

23.3	Consent of Barclay Damon LLP (contained in the opinion filed as Exhibit 5.2)

24.1	Power of Attorney (included on signature page of original filing)

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of U.S. Bank National Association (previously filed)

99.1	Form of Letter of Transmittal (previously filed)

99.2	Form of Notice of Guaranteed Delivery (previously filed)

99.3	Form of Letter to Clients (previously filed)

99.4	Form of Letter to Depository Trust Company Participants (previously filed)

(A)                               Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Registration Statement on Form 10-SB, as amended, under the Securities Exchange Act of 1934, as amended (File Number 000-50345).

(B)                               Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on March 24, 2011.

(C)                               Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Quarterly Report on Form 10-Q filed on August 10, 2012.

(D)                               Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10-QSB filed on November 9, 2006.

(E)                                Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10-Q, filed with the Commission on November 14, 2013.

(F)                                 Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8-K filed August 15, 2016.

(b)                                 Financial Statement Schedules.

None.

(c)                                  Reports, Opinions and Appraisals.

Not applicable.

Item 22.  Undertakings

(a)                                 The undersigned registrant hereby undertakes:

1.                                      That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.                                      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)                                 The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)                                  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bowie, State of Maryland, on November 29, 2016.

OLD LINE BANCSHARES, INC.

By:	/s/ James W. Cornelsen
James W. Cornelsen
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ JAMES W. CORNELSEN	Director, President and Chief Executive Officer (Principal Executive Officer)	November 29, 2016
James W. Cornelsen

/s/ ELISE M. HUBBARD	Chief Financial Officer (Principal Accounting and Financial Officer)	November 29, 2016
Elise M. Hubbard

*	Director and Chairman of the Board	November 29, 2016
Craig E. Clark

*	Director	November 29, 2016
G. Thomas Daugherty

*	Director	November 29, 2016
James F. Dent

*	Director	November 29, 2016
Andre’ J. Gingles

*	Director	November 29, 2016
Thomas H. Graham

Director
William J. Harnett

*	Director	November 29, 2016
Frank Lucente, Jr.

Director
Gail D. Manuel

*	Director	November 29, 2016
Carla Hargrove McGill

*	Director	November 29, 2016
Gregory S. Proctor, Jr.

*	Director	November 29, 2016
Jeffrey A. Rivest

*	Director	November 29, 2016
Suhas R. Shah

*	Director	November 29, 2016
John M. Suit, II

*	Director	November 29, 2016
Frank E. Taylor

* By:	/s/ JAMES W. CORNELSEN
James W. Cornelsen pursuant to power of attorney